CALGARY ALBERTA- BUSINESS WIRE- Fero Industries, Inc. FROI-OTC BULLETIN BOARD (the “Company”) is pleased to announce that the Company has entered into an Interim Agreement with Pyro Pharmaceuticals, Inc. of Long Beach California. Pyro Pharmaceuticals, Inc. is engaged in the business of developing therapeutics against multi-drug resistant infectious microorganisms. A definitive agreement will be entered into as soon as possible but no later than January 15, 2009, with closing to occur on or before February 27, 2009 and will be subject to certain terms and conditions.  The Definitive Agreement will provide for the exchange of each of the Company’s common stock, with Fero remaining as the parent entity and Pyro a wholly owned subsidiary. More details of the transaction will be in the attachment to the Company’s filing on Form 8-K as filed with the Securities and Exchange Commission

Pyro Pharmaceuticals is in the business of developing therapeutics against multi-drug resistant infectious microorganisms or “Super Bugs”.  Pyro’s focus is on diseases caused by bacteria, yeast, fungi, and amitochondrial protists in which antibiotic resistance has become a significant factor in the treatment of these diseases, and where alternative therapies are needed due to the inadequacies of current treatments, some of which are due to pharmacogenomic issues.

Certain statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as "anticipate," "believe," "expect," "future," "may," "will," "would," "should," "plan," "projected," "intend," and similar expressions. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Fero Industries, Inc. (the Company) to be materially different from those expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many factors, including but not limited to the Company's ability to: (i) obtain sufficient capital or a strategic business arrangement to fund its expansion plans; (ii) build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company's control; and (iv) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov under "Search for Company Filings.".